Exhibit 99.1

Investors:

Kyle Bland: 630-824-1907

Media:

Steve Carlson: 630-824-1783

SUNCOKE ENERGY, INC. ANNOUNCES SOLID FIRST QUARTER 2016 RESULTS

•	Net loss attributable to shareholders of $4.1 million, or $0.06 per share, essentially flat to the prior year

•	Adjusted EBITDA was $53.0 million in first quarter 2016, up $5.1 million versus prior year, reflecting the contribution from Convent and improved performance at Indiana Harbor

•	Continued to support SXCP’s de-levering initiative; SXCP repurchased approximately $53 million of face value bonds during the quarter, resulting in a pre-tax gain of approximately $20 million

•	Successful divestiture of our coal mining business expected to improve cash flow and simplify business structure

•	Reaffirmed full year outlook for 2016 Consolidated Adjusted EBITDA of $210 million to $235 million

LISLE, Ill. (April 27, 2016) - SunCoke Energy, Inc. (NYSE: SXC) today reported a first quarter 2016 loss attributable to shareholders of $4.1 million, or $0.06 per share, essentially flat versus the prior year period. First quarter results reflect the contribution from SXCP’s Convent Marine Terminal acquisition, better performance at our Indiana Harbor facility and a gain related to SXCP’s bond repurchases, which were offset by a $10.7 million asset impairment on our coal mining business and higher net income attributable to non-controlling interest.

“Once again, the strength of our take-or-pay contracts continued to support our operating performance, and we are pleased with this quarter’s results and all that we were able to accomplish,” said Fritz Henderson, Chairman, President and Chief Executive Officer of SunCoke Energy, Inc. “In addition to solid overall operating results, I am particularly pleased with our cost management efforts at Indiana Harbor, the significant progress we made to de-lever the balance sheet at SXCP and the successful divestiture of our coal mining business.”

Henderson added, “As we progress through the year, we will work to build upon this quarter’s performance to deliver value for shareholders while remaining flexible and responsive to the evolving industry landscape.”

The Company reaffirmed its full year outlook for 2016 Consolidated Adjusted EBITDA of $210 million to $235 million.

FIRST QUARTER CONSOLIDATED RESULTS(1)

	Three Months Ended March 31,
(Dollars in millions)	2016	2015	Increase/ (Decrease)
Revenues	$311.1	$324.0	$(12.9)
Operating income	$9.5	$25.5	$(16.0)
Net loss attributable to SXC	$(4.1)	$(4.0)	$(0.1)
Adjusted EBITDA(2)	$53.0	$47.9	$5.1

(1)	The current and prior year periods are not comparable due to the contribution of Convent Marine Terminal, which was acquired on August 12, 2015.
(2)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues declined $12.9 million to $311.1 million in first quarter 2016 compared with the same prior year period, reflecting the pass-through of lower coal costs in our Domestic Coke segment. The decrease in revenue was partially offset by an increase in sales volume of 50 thousand tons in our Domestic Coke segment, as well as additional revenue from Convent Marine Terminal (“CMT”) of $7.7 million, which was acquired in August 2015.

The first quarter 2016 operating income of $9.5 million was unfavorably impacted by a $10.7 million non-cash impairment charge associated with the disposition of our Coal Mining business, which occurred in April 2016, while the first quarter of 2015 was favorably impacted by a $4.0 million non-cash postretirement benefit plan curtailment gain.

Adjusted EBITDA, which excludes the non-cash impairment charge, increased $5.1 million to $53.0 million, benefiting from $13.0 million of Adjusted EBITDA at CMT and improved performance at Indiana Harbor, partially offset by the postretirement benefit plan curtailment gain recorded in the prior year period.

Net loss attributable to SXC remained relatively flat at $4.1 million, or $0.06 per share, in the current period compared to a loss of $4.0 million, or $0.06 per share, in the prior year period. Improvements driven by $20.4 million of gains on the extinguishment of debt recognized during the first quarter 2016 were offset by higher net income attributable to noncontrolling interest, driven by increased earnings at SXCP, as well as the items discussed above.

FIRST QUARTER SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended March 31,
(Dollars in millions, except per ton amounts)	2016	2015	Increase/ (Decrease)
Revenues	$289.0	$303.1	$(14.1)
Adjusted EBITDA(1)	$54.3	$52.7	$1.6
Sales volumes (thousands of tons)	1,000	950	50
Adjusted EBITDA per ton(2)	$54.30	$55.63	$(1.33)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

•	Revenues were affected by the pass-through of lower coal prices, partially offset by an increase in sales volume of 50 thousand tons.

•	Adjusted EBITDA increased $1.6 million, reflecting improved performance at Indiana Harbor of $6.0 million versus the same prior year period. This increase was partially offset by lower steam revenue as a result of the reorganization of Haverhill Chemicals LLC, whom we previously supplied steam. Additionally, in 2016 as the Company moves to a 100 percent third-party purchased coal supply, Jewell Coke will bear the cost of procuring coal from external sources, which includes coal transportation charges. As such, $2.7 million of coal transportation charges that were previously included in the Coal Mining segment are now included in the Domestic Coke segment.

Coal Logistics

Coal Logistics consists of the coal handling and mixing services operated by SXCP at CMT located on the Mississippi river in Louisiana, Lake Terminal in East Chicago, IN and Kanawha River Terminals, LLC, which has terminals along the Ohio, Big Sandy and Kanawha rivers in West Virginia and Kentucky. The current and prior year periods are not comparable due to the contribution of CMT, which was acquired on August 12, 2015.

	Three Months Ended March 31,
(Dollars in millions, except per ton amounts)	2016	2015	Increase/ (Decrease)
Revenues	$13.0	$7.3	$5.7
Intersegment sales	$5.2	$4.7	$0.5
Adjusted EBITDA(1)	$15.1	$2.6	$12.5
Tons handled, excluding CMT (thousands of tons)(2)	3,370	3,794	(424)
Tons handled by CMT (thousands of tons)(2)	945	—	945
Pay tons (thousands of tons)(3)	1,638	—	1,638

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects inbound tons handled during the period.
(3)	Coal Logistics deferred revenue adjusts for coal and liquid tons the Partnership did not handle, but are included in Adjusted EBITDA as the associated take-or-pay fees are billed to the customer. Deferred revenue on take-or-pay contracts is recognized into GAAP income annually based on the terms of the contract.

•	Revenues were up $5.7 million, driven by a $7.7 million contribution from CMT, partially offset by lower volumes at Kanawha River Terminals, LLC.

•	Adjusted EBITDA was up $12.5 million, driven by a $13.0 million contribution from CMT. CMT handled 945 thousand tons during the period.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal. Brazil Coke earns operating and technology licensing fees based on production and recognizes a dividend on a preferred stock investment assuming certain minimum production levels are achieved.

•	Adjusted EBITDA decreased $1.8 million driven by unfavorable foreign currency adjustments compared to the same prior year period, as well as production bonuses received from our customer in the prior year for meeting certain volume targets not received in the current year.

Coal Mining

Coal Mining consists of our metallurgical coal mining activities conducted in Virginia and West Virginia, which were mined by contractors through the first quarter 2016 and primarily sold to our Jewell Coke facility. During 2016, the Company divested its coal mining business to Revelation Energy, LLC in two transactions that included substantially all of its remaining coal mining assets, mineral leases, real estate and a substantial portion of its mining reclamation costs. Under the terms of the transactions, Revelation Energy, LLC received $1.8 million and $10.3 million from the Company during the first and second quarters of 2016, respectively.

Adjusted EBITDA was a loss of $4.1 million in the current year period compared to a loss of $3.1 million in the prior year period. The $1.0 million decline was primarily due to $3.7 million in lower coal sales price driven by continued depressed market conditions, partially offset by $2.7 million of coal transportation costs which were shifted from Coal Mining to the Jewell Coke facility as a result of our exit from the coal mining business.

Corporate and Other

Corporate and other expenses, including legacy costs, in first quarter 2016 were $14.6 million, up $6.2 million versus first quarter 2015, primarily due to a $4.0 million postretirement benefit plan curtailment gain recognized during the first quarter of 2015 as well as costs to resolve certain legal matters in the current year period. Current period savings, which resulted from lower headcount and lower professional service fees, were offset by $0.9 million of mark-to-market adjustments in deferred compensation driven by changes in the Company’s share price.

Interest Expense, Net

Interest expense, net, remained relatively flat at $14.0 million in first quarter 2016, resulting from $3.3 million of interest on higher debt balances, offset by interest savings resulting from our debt repurchase activities.

2016 OUTLOOK

Our 2016 guidance is as follows:

•	Domestic coke production is expected to be between 4.0 million and 4.1 million tons

•	Consolidated Adjusted EBITDA is expected to be between $210 million and $235 million

•	Adjusted EBITDA attributable to SXC is expected to be between $105 million and $124 million, reflecting the impact of public ownership in SXCP

•	Capital expenditures are projected to be approximately $45 million

•	Cash generated by operations is estimated to be between $150 million and $170 million

•	Cash taxes are projected to be between $4 million and $9 million

RELATED COMMUNICATIONS

We will host our quarterly earnings call at 11:00 am ET on April 27, 2016. The conference call will be webcast live and archived for replay in the Investors section of www.suncoke.com. Investors may participate in this call by dialing 1-877-201-0168 in the U.S. or 1-647-788-4901 if outside the U.S., confirmation code 82987351.

UPCOMING EVENTS

Additionally, we plan to participate in the following events:

•	Clarksons Platou Securities Mining and Shipping Roundtable, May 13, 2016, New York City, NY

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. We are the sponsor of SunCoke Energy Partners, L.P. (“Partnership”) (NYSE: SXCP), a publicly traded master limited partnership. At March 31, 2016, we owned the general partner of the Partnership, which consists of a 2.0 percent ownership interest and incentive distribution rights, and owned a 53.9 percent limited partner interest in the Partnership. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, (gain) loss on extinguishment of debt, taxes, depreciation and amortization (“EBITDA”), adjusted for impairments, coal rationalization costs, Coal Logistics deferred revenue, changes to our contingent consideration liability related to our acquisition of CMT, and interest, taxes, depreciation and amortization attributable to our equity method investment. Coal Logistics deferred revenue adjusts for coal and liquid tons the Partnership did not handle, but are included in Adjusted EBITDA as the associated take-or-pay fees are billed to the customer. Deferred revenue on take-or-pay contracts is recognized into GAAP income annually based on the terms of the contract. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance and liquidity of the Company’s net assets and its ability to incur and service debt, fund capital expenditures and make distributions. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance and liquidity. EBITDA and Adjusted

EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Legacy Costs include costs associated with former mining employee-related liabilities net of certain royalty revenues.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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SunCoke Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$310.5	$323.9
Other income	0.6	0.1

Total revenues	311.1	324.0

Costs and operating expenses
Cost of products sold and operating expenses	239.0	262.1
Selling, general and administrative expenses	23.7	12.6
Depreciation and amortization expense	28.2	23.8
Asset impairment	10.7	—

Total costs and operating expenses	301.6	298.5

Operating income	9.5	25.5
Interest expense, net	14.0	13.9
(Gain) loss on extinguishment of debt	(20.4)	9.4

Income before income tax expense and loss from equity method investment	15.9	2.2
Income tax expense	3.3	1.1
Loss from equity method investment	—	0.7

Net income	12.6	0.4
Less: Net income attributable to noncontrolling interests	16.7	4.4

Net loss attributable to SunCoke Energy, Inc.	$(4.1)	$(4.0)

Loss attributable to SunCoke Energy, Inc. per common share:
Basic	$(0.06)	$(0.06)
Diluted	$(0.06)	$(0.06)
Weighted average number of common shares outstanding:
Basic	64.1	66.2
Diluted	64.1	66.2

SunCoke Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31, 2016	December 31, 2015
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$101.8	$123.4
Receivables	71.6	64.6
Inventories	107.7	121.8
Income tax receivable	12.2	11.6
Other current assets	8.7	3.9
Assets held for sale	0.8	0.9

Total current assets	302.8	326.2

Restricted cash	10.3	18.2
Investment in Brazilian cokemaking operations	41.0	41.0
Properties, plants and equipment (net of accumulated depreciation of $685.9 million and $656.4 million at March 31, 2016 and December 31, 2015, respectively)	1,567.6	1,582.0
Goodwill	70.5	71.1
Other intangible assets, net	187.5	190.2
Deferred charges and other assets	10.1	15.4
Long-term assets held for sale	—	11.4

Total assets	$2,189.8	$2,255.5

Liabilities and Equity
Accounts payable	$89.6	$99.8
Accrued liabilities	55.4	45.0
Current portion of long-term debt	1.1	1.1
Interest payable	7.3	18.9
Liabilities held for sale	6.7	0.9

Total current liabilities	160.1	165.7

Long-term debt	944.8	997.7
Accrual for black lung benefits	44.9	44.7
Retirement benefit liabilities	30.7	31.3
Deferred income taxes	352.4	349.0
Asset retirement obligations	13.6	16.3
Other deferred credits and liabilities	18.6	22.1
Long-term liabilities held for sale	—	5.9

Total liabilities	1,565.1	1,632.7

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at March 31, 2016 and December 31, 2015	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 71,637,745 and 71,489,448 shares at March 31, 2016 and December 31, 2015, respectively	0.7	0.7
Treasury stock, 7,477,657 shares at March 31, 2016 and December 31, 2015, respectively	(140.7)	(140.7)
Additional paid-in capital	487.3	486.1
Accumulated other comprehensive loss	(19.4)	(19.8)
Retained deficit	(40.5)	(36.4)

Total SunCoke Energy, Inc. stockholders’ equity	287.4	289.9
Noncontrolling interests	337.3	332.9

Total equity	624.7	622.8

Total liabilities and equity	$2,189.8	$2,255.5

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$12.6	$0.4
Adjustments to reconcile net income to net cash provided by operating activities:
Asset impairment	10.7	—
Depreciation and amortization expense	28.2	23.8
Deferred income tax expense	3.2	3.1
Gain on curtailment and payments in excess of expense for postretirement plan benefits	(0.6)	(4.7)
Share-based compensation expense	1.7	1.5
Loss from equity method investment	—	0.7
(Gain) loss on extinguishment of debt	(20.4)	9.4
Changes in working capital pertaining to operating activities (net of changes in held for sale working capital):
Receivables	(7.0)	16.7
Inventories	14.2	11.5
Accounts payable	(5.8)	(13.5)
Accrued liabilities	9.4	(16.7)
Interest payable	(11.6)	(11.2)
Income taxes	(0.6)	(2.8)
Other	(4.6)	(7.1)

Net cash provided by operating activities	29.4	11.1

Cash Flows from Investing Activities:
Capital expenditures	(13.8)	(8.3)
Decrease in restricted cash	7.9	—
Other investing activities	0.6	—

Net cash used in investing activities	(5.3)	(8.3)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	210.8
Repayment of long-term debt	(32.9)	(149.5)
Debt issuance costs	—	(4.2)
Proceeds from revolving facility	20.0	—
Repayment of revolving facility	(20.0)	—
Cash distribution to noncontrolling interests	(12.3)	(9.1)
Shares repurchased	—	(20.0)
Proceeds from exercise of stock options, net of shares withheld for taxes	(0.5)	(0.5)
Dividends paid	—	(3.9)

Net cash (used in) provided by financing activities	(45.7)	23.6

Net (decrease) increase in cash and cash equivalents	(21.6)	26.4
Cash and cash equivalents at beginning of period	123.4	139.0

Cash and cash equivalents at end of period	$101.8	$165.4

Supplemental Disclosure of Cash Flow Information
Interest paid	$26.4	$25.0

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
	2016	2015
	(Dollars in millions, except per ton amounts)
Sales and other operating revenues:
Domestic Coke	$289.0	$303.1
Brazil Coke	7.7	9.9
Coal Logistics	13.0	7.3
Coal Logistics intersegment sales	5.2	4.7
Coal Mining	0.8	3.6
Coal Mining intersegment sales	21.3	24.2
Elimination of intersegment sales	(26.5)	(28.9)

Total sales and other operating revenue	$310.5	$323.9

Adjusted EBITDA(1):
Domestic Coke	$54.3	$52.7
Brazil Coke	2.3	4.1
Coal Logistics	15.1	2.6
Coal Mining	(4.1)	(3.1)
Corporate and Other, including legacy costs, net(2)	(14.6)	(8.4)

Total Adjusted EBITDA	$53.0	$47.9

Coke Operating Data:
Domestic Coke capacity utilization (%)	94	95
Domestic Coke production volumes (thousands of tons)	991	998
Domestic Coke sales volumes (thousands of tons)	1,000	950
Domestic Coke Adjusted EBITDA per ton(3)	$54.30	$55.63
Brazilian Coke production—operated facility (thousands of tons)	415	439
Coal Logistics Operating Data:
Tons handled, excluding CMT (thousands of tons)(4)	3,370	3,794
Tons handled by CMT (thousands of tons)(4)	945	—
Pay tons (thousands of tons)(5)	1,638	—

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)	Legacy costs, net include costs associated with former mining employee-related liabilities net of certain royalty revenues. See details of these legacy items below.
(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(4)	Reflects inbound tons handled during the period.
(5)	Coal Logistics deferred revenue adjusts for coal and liquid tons the Partnership did not handle, but are included in Adjusted EBITDA as the associated take-or-pay fees are billed to the customer. Deferred revenue on take-or-pay contracts is recognized into GAAP income annually based on the terms of the contract.

	Three Months Ended March 31,
	2016	2015
	(Dollars in millions)
Black lung charges	$(1.7)	$(0.9)
Postretirement benefit plan (expense) benefit	(0.2)	3.9
Defined benefit plan expense	—	(0.2)
Workers’ compensation expense	(0.3)	(0.9)

Total legacy (costs) income, net	$(2.2)	$1.9

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net (Loss) Income and Net Cash Provided by Operating Activities

	Three Months Ended March 31,
	2016	2015
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$28.7	$29.8
Add: Adjusted EBITDA attributable to noncontrolling interests(1)	24.3	18.1

Adjusted EBITDA	$53.0	$47.9

Subtract:
Adjustment to unconsolidated affiliate earnings(2)	—	0.3
Coal rationalization income, net(3)	(0.9)	(1.0)
Depreciation and amortization expense	28.2	23.8
Interest expense, net	14.0	13.9
Income tax expense	3.3	1.1
(Gain) loss on extinguishment of debt	(20.4)	9.4
Asset impairment	10.7	—
Coal Logistics deferred revenue(4)	9.2	—
Reduction of contingent consideration(5)	(3.7)	—

Net income	$12.6	$0.4

Add:
Asset impairment	10.7	—
Depreciation and amortization expense	28.2	23.8
Deferred income tax expense	3.2	3.1
(Gain) loss on extinguishment of debt	(20.4)	9.4
Changes in working capital and other	(4.9)	(25.6)

Net cash provided by operating activities	$29.4	$11.1

(1)	Reflects noncontrolling interest in Indiana Harbor and the portion of SXCP owned by public unitholders.
(2)	Reflects share of interest, taxes, impairment, depreciation and amortization related to our equity method investment.
(3)	Coal rationalization income, net includes employee severance, contract termination costs, costs incurred to divest our coal mining business and other costs to idle mines incurred during the execution of our coal rationalization plan. The three months ended March 31, 2016 includes a gain of $1.5 million on the divestiture of certain coal mining permits and related reclamation obligations.
(4)	Coal Logistics deferred revenue adjusts for coal and liquid tons the Partnership did not handle, but are included in Adjusted EBITDA as the associated take-or-pay fees are billed to the customer. Deferred revenue on take-or-pay contracts is recognized into GAAP income annually based on the terms of the contract.
(5)	The Partnership amended its contingent consideration terms with The Cline Group, which reduced the fair value of the contingent consideration liability from $7.9 million at December 31, 2015 to $4.2 million at March 31, 2016, resulting in a $3.7 million gain, which was excluded from Adjusted EBITDA.

SunCoke Energy, Inc

Reconciliation of Non-GAAP Information

Estimated 2016 Consolidated Adjusted EBITDA to Estimated Net Income

and Net Cash Provided by Operating Activities

	2016
	Low	High
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$105	$124
Add: Adjusted EBITDA attributable to noncontrolling interests(1)	105	111

Adjusted EBITDA	$210	$235

Subtract:
Coal rationalization expense / (income), net(2)	2	1
Depreciation and amortization expense	106	106
Interest expense, net	62	58
(Gain) loss on extinguishment of debt	(20)	(27)
Income tax expense	6	17
Asset impairment / loss on sale	14	14
Reduction of contingent consideration	(4)	(4)

Net income	$44	$70

Add:
Depreciation and amortization expense	106	106
(Gain) loss on extinguishment of debt	(20)	(27)
Asset impairment / loss on sale	14	14
Changes in working capital and other	6	7

Net cash provided by operating activities	$150	$170

(1)	Reflects non-controlling interest in Indiana Harbor and the portion of SXCP owned by public unitholders.
(2)	Coal rationalization income, net includes employee severance, contract termination costs, costs incurred to divest our coal mining business and other costs to idle mines incurred during the execution of our coal rationalization plan. The three months ended March 31, 2016 includes a gain of $1.5 million on the divestiture of certain coal mining permits and related reclamation obligations.